Exhibit 99.1

For Immediate Release	Contact:
(Media) Roy L. Morrow (216) 383-4893
roy_morrow@lincolnelectric.com
(Investors) Joseph P. Kelley (216) 383-8346
joe_kelley@lincolnelectric.com

LINCOLN ELECTRIC ACQUIRES ELECTRO-ARCO IN PORTUGAL
– Welding consumables manufacturer based near Lisbon
– Approximately 40 million USD annual sales
     CLEVELAND, Ohio, USA, April 7, 2008 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has acquired Electro-Arco, S.A., a privately-held manufacturer of welding consumables based near Lisbon, Portugal. Terms were not disclosed.
     Founded over 70 years ago, Electro-Arco has been continuously owned and operated by the Rodrigues family. The company has forged a leading position in the Portuguese welding market and has grown to be a significant exporter to markets throughout Europe. Electro-Arco has sales of approximately 40 million USD and 165 employees.
     “This acquisition significantly expands our European consumables manufacturing capacity and widens our commercial presence in western Europe,” said John M. Stropki, Chairman and Chief Executive Officer.
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 38 manufacturing locations, including operations, manufacturing alliances and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
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Lincoln Electric Acquires Electro-Arco in Portugal - 2 -
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
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